Exhibit 3.24

Delaware
The First State
     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “CADBURY ADAMS FINANCE CORPORATION”, FILED IN THIS OFFICE ON THE FOURTEENTH DAY OF FEBRUARY, A.D. 2007, AT 5:43 O’CLOCK P.M.
     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

	/s/ Harriet Smith Windsor
	Harriet Smith Windsor, Secretary of State
3638027 8100	AUTHENTICATION:	5433831

070169746	DATE:	02-14-07

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:43 PM 02/14/20
FILED 05:43 PM 02/14/2007
SRV 070169746 – 3638027 FIL
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
CADBURY ADAMS FINANCE CORPORATION
          Cadbury Adams Finance Corporation, a Delaware corporation (the “Corporation”), hereby certifies that the amendment set forth below to the Corporation’s Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware:
FIRST: Article IV is amended to read in its entirety as follows:
“ARTICLE IV
Capital Stock
     The total number of shares of all classes of stock that the Corporation shall have authority to issue is 5,000, all of which shall be shares of Common Stock, par value $.01 per share.”
          IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer, on this 12th day of February, 2007.

CADBURY ADAMS FINANCE CORPORATION
By:	/s/ James L. Baldwin
Name:	James L. Baldwin
Office:	Executive Vice President